Exhibit 3.3

CERTIFICATE OF FORMATION

OF

STARZ ACQUISITION LLC

1.)      The name of the limited liability company (the “LLC”) is:

Starz Acquisition LLC

2.)      The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 8th day of December, 2016.

/s/ Wayne Levin
Wayne Levin
Authorized Person

[Signature Page to Certificate of Formation] [Step 107a1(2)]